UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 3, 2013 (October 1, 2013)

Monarch Community Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-49814	04-3627031
State or other jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

375 North Willowbrook Road, Coldwater, MI 49036

(Address of principal executive offices) (Zip Code)

(517) 278-4566

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Retirement of Directors.

On October 1, 2013, Gordon L. Welch provided notice to the Company of his retirement from the Board of Directors, effective immediately. Mr. Welch served on Asset and Liability Committee of the Board of Directors and the Nominating Committee of the Board of Directors at the time of his retirement. Mr. Welch confirmed that his retirement was for personal reasons and was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

ITEM 8.01 Other Events.

On October 2, 2013, the Company issued a press release announcing that investors had agreed to purchase 8,250,000 shares of common stock of the Company, at a purchase price of $2.00 per share, and that in connection with the issuance of these shares the Company’s escrow agent is holding $16.5 million pending completion of all documentation necessary to close the transaction and issue the shares. The transaction is expected to close prior to November 15, 2013.

The press release also announced that Monarch Community Bank intends to consummate a corporate restructuring that will streamline the organization, enhance loan production capacity and result in approximately $1.3 million in annualized expense reductions. Approximately $1.0 million of these reductions will be generated through reduced personnel expense.

A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number

99.1	Press Release, dated October 2, 2013 issued by Monarch Community Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH COMMUNITY BANCORP, INC.

Dated: October 3, 2013	/s/ Richard J. DeVries
Richard J. DeVries
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release, dated October 2, 2013 issued by Monarch Community Bancorp, Inc.